Exhibit 10.3

TAX SHARING AGREEMENT
dated as of February 1, 2021
among
SAP SE,
SAP AMERICA, INC.
AND THEIR AFFILIATES
and
QUALTRICS INTERNATIONAL INC.
AND ITS AFFILIATES

TABLE OF CONTENTS

2

TAX SHARING AGREEMENT
This Tax Sharing Agreement (this “Agreement”) is dated as of the 1st day of February, 2021, among Qualtrics International Inc., a Delaware corporation (“Qualtrics”), each Qualtrics Affiliate (as defined below), SAP SE, a Societas Europaea registered in accordance with the corporate laws of Germany and the European Union (“SAP”), SAP America, Inc., a Delaware corporation (“SAP America”), and each other SAP Affiliate (as defined below). Qualtrics, each Qualtrics Affiliate, SAP, SAP America and each other SAP Affiliate are sometimes referred to herein separately as a “Party” and together as the “Parties”.
RECITALS
WHEREAS, SAP America, a direct subsidiary of SAP, intends to cause Qualtrics to complete the Qualtrics Recapitalization (as defined below);
WHEREAS, SAP America intends, sometime after the Qualtrics Recapitalization, to effect the initial public offering by Qualtrics of its Class A common stock and the contemporaneous private placement of Class A common stock (the “IPO”);
WHEREAS, certain members of the SAP Group (as defined below), on the one hand, and certain members of the Qualtrics Group (as defined below), on the other hand, file (or may file in the future) certain Tax Returns (as defined below) on a consolidated, combined or unitary basis for certain U.S. federal, state, local and non-U.S. income tax purposes; and
WHEREAS, in contemplation of the IPO, the Parties hereto have determined to enter into this Agreement, setting forth their agreement with respect to certain tax matters.
NOW, THEREFORE, in consideration of the mutual covenants and agreements contained herein, the Parties hereto hereby agree as follows:
Article I.
Definitions
Section i. Definitions
.
    As used in this Agreement, the following terms shall have the following meanings, applicable both to the singular and the plural forms of the terms described:
“Affiliate” means an SAP Affiliate or a Qualtrics Affiliate, as the context requires.
“After Tax Amount” means any additional amount necessary to reflect the hypothetical Tax consequences of the receipt or accrual of any payment required to be made under this Agreement (including payment of any additional amount or amounts hereunder and the effect of the deductions available for interest paid or accrued and for Taxes such as state and local Income Taxes), determined by using the highest applicable statutory corporate Income Tax rate (or rates, in the case of an item that affects more than one Tax) for the relevant taxable period (or portion thereof).
“Aggregate Distribution Tax Liabilities” means, in the event of a Distribution, the sum of the Distribution Tax Liabilities with respect to each Taxing Jurisdiction.
“Agreement” has the meaning set forth in the preamble hereto.
“Audit” means any audit, assessment of Taxes, other examination by any Taxing Authority, proceeding, or appeal of such a proceeding relating to Taxes, whether administrative or judicial, including proceedings relating to competent authority determinations.
“Code” means the Internal Revenue Code of 1986, as amended.
“Combined Group” means any consolidated, combined, unitary or similar group under applicable Tax law of which both one or more members of the SAP Group and one or more members of the Qualtrics Group are members.
“Combined Return” means any Consolidated Return, Combined State Return or other Income Tax Return with respect to a Combined Group.
“Combined State Return” means any Income Tax Return with respect to a Combined Group that relates to U.S. state or local Taxes.
“Consolidated Return” means any Tax Return with respect to U.S. federal income taxes filed on a consolidated basis wherein Qualtrics or one or more Qualtrics Affiliates join in the filing of such Tax Return (for any taxable period or portion thereof) with SAP America or one or more subsidiaries of SAP America.
“Controlling Party” has the meaning set forth in Section 9.1 of this Agreement.
“Deconsolidation Event” means, with respect to any Combined Group, any event or transaction that causes Qualtrics and/or one or more Qualtrics Affiliates to no longer be eligible to join with SAP or one or more SAP Affiliates in the filing of the applicable Combined Return.
“Distribution” means an Internal Distribution or an External Distribution.
“Distribution Tax Liabilities” means, in the event of a Distribution, with respect to any Taxing Jurisdiction, the sum of (a) any Taxes actually paid to such Taxing Jurisdiction as a result of any corporate-level gain or income recognized that would not have been paid but for the failure of such Distribution to qualify for its Intended Tax Treatment in such Taxing Jurisdiction (assuming that there are no applicable Tax Attributes available in any relevant taxable year), (b) interest on such amounts calculated pursuant to such Taxing Jurisdiction’s laws regarding interest on Tax liabilities from the date such additional gain or income was recognized until full payment with respect thereto is made pursuant to Section 8.5 hereof (or in the case of a reduction in a Tax refund, the amount of interest that would have been received on the foregone portion of the Tax refund but for the failure of the Distribution to qualify for its Intended Tax Treatment), and (c) any penalties actually paid to such Taxing Jurisdiction that would not have been paid but for the failure of such Distribution to qualify for its Intended Tax Treatment in such Taxing Jurisdiction.
“Estimated Tax Installment Date” means, (i) with respect to U.S. federal income taxes, the estimated Tax installment due dates prescribed in Section 6655(c) of the Code and, (ii) with respect to any other state, local or non-U.S. Tax any other date on which an installment payment of an estimated amount of such Tax is required to be made under applicable law.
“External Distribution” means, following an Internal Distribution, any distribution by SAP of Qualtrics stock (and securities, if any) to SAP shareholders and/or securityholders in a transaction intended to qualify for an Intended Tax Treatment.
“Fifty-Percent or Greater Interest” shall have the meaning ascribed to such term for purposes of Sections 355(d) and (e) of the Code.
“Final Determination” means the final resolution of liability for any Tax for any taxable period, by or as a result of: (i) a final and unappealable decision, judgment, decree or other order by any court of competent jurisdiction; (ii) a final settlement with the IRS, a closing agreement or accepted offer in compromise under Section 7121 or Section 7122 of the Code, or a comparable agreement under the laws of other jurisdictions, which resolves the entire Tax liability for any taxable period, (iii) any allowance of a refund or credit in respect of an overpayment of Tax, but only after the expiration of all periods during which such refund may be recovered by the jurisdiction imposing the Tax; or (iv) any other final disposition, including by reason of the expiration of the applicable statute of limitations.
“first Party” has the meaning set forth in Section 10.2 of this Agreement.
“Hypothetical Qualtrics Tax Attribute” means any current-year loss, deduction, tax credit or other similar amount or Tax Attribute (other than any Pre-IPO Equity Award Tax Attribute), in each case, (i) that is properly attributable to Qualtrics or any Qualtrics Affiliate, (ii) that is generated in a taxable year beginning after December 31, 2020, (iii) the utilization of which resulted in a Tax Benefit to SAP or any SAP Affiliate, and (iv) that Qualtrics or any of its Affiliates would have been entitled under applicable law to carry forward to the applicable taxable year (taking into account applicable carryforward periods) if such item had not been utilized by SAP or any SAP affiliate in a prior period.
“Income Tax” means any U.S. federal, state, local or non-U.S. Tax determined (in whole or in part) by reference to net income, net worth, gross receipts or capital, or any Taxes imposed in lieu of such a tax. For the avoidance of doubt, the term Income Tax includes any franchise tax or any Taxes imposed in lieu of such a tax.
“Income Tax Return” means any Tax Return relating to any Income Tax.

“Independent Firm” has the meaning set forth in Section 11.2 of this Agreement.
“Intended Tax Treatment” means the intended tax treatment of a Distribution as set forth in any applicable Opinion or Ruling, including, but not limited to, the U.S. Tax-Free Status and the treatment of such Distribution for German tax purposes.
“Internal Distribution” means any distribution by SAP America of Qualtrics stock (and securities, if any) to SAP America shareholders and/or securityholders in a transaction intended to qualify for an Intended Tax Treatment.
“IPO” has the meaning set forth in the recitals hereto.
“IPO Date” means the close of business on the date in which all steps of the IPO are completed and all shares of Qualtrics Class A common stock intended to be issued in connection therewith are issued and outstanding.
“IRS” means the U.S. Internal Revenue Service.
“Master Transaction Agreement” means the Master Transaction Agreement between SAP and Qualtrics of even date herewith.
“Non-Income Tax Return” means any Tax Return relating to any Tax other than an Income Tax.
“Notified Action” shall have the meaning set forth in Section 5.2(d)(i).
“Officer’s Certificate” means a letter executed by an officer of SAP, SAP America or Qualtrics and provided to Tax Counsel as a condition for the completion of a Tax Opinion.
“Owed Party” has the meaning set forth in Section 8.5 of this Agreement.
“Owing Party” has the meaning set forth in Section 8.5 of this Agreement.
“Party” has the meaning set forth in the preamble hereof.
“Payment Period” has the meaning set forth in Section 8.5(e) of this Agreement.
“Person” means any individual, partnership, joint venture, limited liability company, corporation, association, joint stock company, trust, estate, unincorporated organization or similar entity or a governmental authority or any department or agency or other unit thereof.
“Post-Deconsolidation Period” means any taxable period (as applicable) beginning after the date of a Deconsolidation Event with respect to the applicable U.S. federal, state, local or non-U.S. Tax.

“Pre-Deconsolidation Period” means any taxable period beginning on or before the date of a Deconsolidation Event with respect to the applicable U.S. federal, state, local or non-U.S. Tax.
“Pre-IPO Equity Award Tax Attributes” means any current-year losses, deductions, credits or other similar amount or Tax Attributes arising from or relating to the issuance, transfer, vesting, exercise or settlement of any Pre-IPO Equity Awards.
“Pre-IPO Equity Awards” means any shares (restricted or otherwise), equity interests, options, share appreciation rights, restricted share units, performance share units or other similar rights with respect to the stock of Qualtrics or a Qualtrics Affiliate that were granted on or prior to the IPO Date in connection with compensation paid to an employee, independent contractor or director.
“Proposed Acquisition Transaction” means, in the event of any Distribution, a transaction or series of transactions (or any agreement, understanding or arrangement, within the meaning of Section 355(e) of the Code and Treasury Regulations Section 1.355-7, or any other Treasury Regulations, to enter into a transaction or series of transactions), whether such transaction is supported by Qualtrics management or shareholders, is a hostile acquisition, or otherwise, as a result of which Qualtrics would merge or consolidate with any other Person or as a result of which any Person or Persons would (directly or indirectly) acquire, or have the right to acquire, from Qualtrics and/or one or more holders of outstanding shares of Qualtrics stock, a number of shares of Qualtrics stock that would, when combined with any other changes in ownership of Qualtrics stock pertinent for purposes of Section 355(e) of the Code, comprise 20% or more of (a) the value of all outstanding shares of Qualtrics stock as of the date of such transaction, or in the case of a series of transactions, the date of the last transaction of such series, or (b) the total combined voting power of all outstanding shares of voting Qualtrics stock as of the date of such transaction, or in the case of a series of transactions, the date of the last transaction of such series.  Notwithstanding the foregoing, a Proposed Acquisition Transaction shall not include (a) the adoption by Qualtrics of a shareholder rights plan or (b) issuances by Qualtrics that satisfy Safe Harbor VIII (relating to acquisitions in connection with a person’s performance of services) or Safe Harbor IX (relating to acquisitions by a retirement plan of an employer) of Treasury Regulations Section 1.355-7(d).  For purposes of determining whether a transaction constitutes an indirect acquisition, any recapitalization resulting in a shift of voting power or any redemption of shares of stock shall be treated as an indirect acquisition of shares of stock by the non-exchanging shareholders.  This definition and the application thereof are intended to monitor compliance with Section 355(e) of the Code and shall be interpreted accordingly.  Any clarification of, or change in, the statute or Treasury Regulations promulgated under Section 355(e) of the Code shall be incorporated into this definition and its interpretation.
“Qualtrics” has the meaning set forth in the preamble hereto.
“Qualtrics Active Business” means, in the event of a Distribution, each trade or business actively conducted (within the meaning of Section 355(b) of the Code and Treasury Regulations Section 1.355-3) by Qualtrics and its “separate affiliated group” (within the meaning of Section 355(b)(3)(B)) immediately after such Distribution, as described in the Tax Opinion Documents and any Ruling Documents.
“Qualtrics Affiliate” means any corporation or other entity directly or indirectly “controlled” by Qualtrics at the time in question, where “control” means the ownership of 50% or more of the ownership interests of such corporation or other entity (by vote or value) or the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such corporation or other entity.
“Qualtrics Combined State Return Materials” has the meaning set forth in Section 2.4(b).

“Qualtrics Consolidated Return Materials” has the meaning set forth in Section 2.4(a).
“Qualtrics Group” means Qualtrics and each Qualtrics Affiliate.
“Qualtrics Recapitalization” means the recapitalization of Qualtrics’ stock structure (A) intended to be completed by the (i) cancellation of all of Qualtrics’ then authorized, issued and outstanding stock, (ii) authorization of two new classes of Qualtrics stock, Qualtrics Class A common stock and Qualtrics Class B common stock, and (iii) issuance of Qualtrics Class B common stock to SAP with respect to SAP’s ownership of Qualtrics shares, and (B) that is intended qualify as a reorganization under Section 368(a)(1)(E) of the Code (and any corresponding or similar provision of state, local or non-U.S. Tax law).
“Qualtrics Separate State Tax Liability” means, with respect to any Combined State Return for any taxable year, an amount computed by SAP equal to the product of (A) a fraction, (i) the numerator of which is the aggregate taxable income (as determined for U.S. federal income tax purposes) of the members of the Qualtrics Group, if any, and (ii) the denominator of which is the combined aggregate taxable income (as determined for U.S. federal income tax purposes) of both the members of the Qualtrics Group and the members of the SAP America Group, if any; provided, that no Pre-IPO Equity Award Tax Attributes shall be taken into account in either the numerator or the denominator of such fraction, and (B) the total amount of Tax that would have been show as due and payable on such Combined State Return if no Pre-IPO Equity Award Tax Attributes (if any) had been taken into account on such Combined State Return. For the avoidance of doubt, the Qualtrics Separate State Tax Liability shall not be less than zero dollars ($0).
“Qualtrics Separate Tax Liability” means (A) with respect to any Consolidated Return for any taxable year, an amount equal to the Qualtrics Separate U.S. Federal Tax Liability, (B) with respect to any Combined State Return for any taxable year, an amount equal to the Qualtrics Separate State Tax Liability, and (C) with respect to any other Combined Return for any taxable year, an amount calculated by SAP under applicable Tax law in a manner consistent with the principles for calculating the Qualtrics Separate U.S. Federal Tax Liability.

“Qualtrics Separate U.S. Federal Tax Liability” means, with respect to any Consolidated Return for any taxable year, an amount equal to the Tax liability that Qualtrics and each Qualtrics Affiliate that is included in such Consolidated Return would have incurred if they had filed a U.S. federal consolidated income tax return separate from the members of the SAP Group for the relevant taxable year as adjusted by the Tax Attribute Conventions set forth in Section 3.4(a) of this Agreement. For the avoidance of doubt, the Qualtrics Separate U.S. Federal Tax Liability shall not be less than zero dollars ($0).
“Relevant German CFC/PFIC Taxes” means, any Taxes imposed on any member of the SAP Group as a result of the income of any member of the Qualtrics Group being subject to German controlled foreign company taxation (within the meaning of the German Foreign Tax Act (Außensteuergesetz)).
“Ruling” means (i) any private letter ruling issued by the IRS in connection with an Internal Distribution, External Distribution or both, and (ii) any similar ruling issued by any other Taxing Authority addressing the application of a provision of the laws of another jurisdiction (including Germany) to an Internal Distribution, External Distribution or both.
“Ruling Documents” means (i) the request for a Ruling filed with the IRS, together with any supplemental filings or other materials subsequently submitted to the IRS, the appendices and exhibits thereto, and any Ruling issued by the IRS to SAP (or any SAP Affiliate) in connection with an Internal Distribution, External Distribution or both and (ii) any similar filings submitted to, or rulings issued by, any other Taxing Authority in connection with an Internal Distribution, External Distribution or both.
“SAP” has the meaning set forth in the preamble hereto.
“SAP Affiliate” means any corporation or other entity directly or indirectly “controlled” by SAP where “control” means the ownership of 50% or more of the ownership interests of such corporation or other entity (by vote or value) or the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such corporation or other entity, but at all times excluding Qualtrics or any Qualtrics Affiliate.
“SAP America” has the meaning set forth in the preamble hereto.
“SAP America Consolidated Group” means the affiliated group of corporations within the meaning of Section 1504(a) of the Code of which SAP America is the common parent.
“SAP America Group” means SAP America and any SAP Affiliate that is a subsidiary of SAP America.
“SAP Group” means SAP and each SAP Affiliate.
“Section 336(e) Tax Basis” has the meaning set forth in Section 5.1(e)(ii).
“Tax Attribute” shall mean any net operating losses, net capital losses, excess tax credits and any other similar Tax attributes as determined for U.S. federal, state, local or non-

U.S. tax purposes (including carryovers or carrybacks thereof). For the avoidance of doubt, the existence or amount of basis and computations of previously taxed income and earnings and profits are not Tax Attributes.
“Tax Attribute Conventions” has the meaning set forth in Section 3.4(a).
“Tax Benefit” means a reduction in the cash Tax liability of a Taxpayer for any taxable period. Except as otherwise provided in this Agreement, a Tax Benefit shall be deemed to have been realized or received from a Tax Item in a taxable period only if and to the extent that the Tax liability of the Taxpayer for such period, after taking into account the effect of the Tax Item on the Tax liability of such Taxpayer in the current period and all prior periods, is less than it would have been had such Tax liability been determined without regard to such Tax Item. For the avoidance of doubt, the amount of any Tax Benefit attributable to the use of any Tax Item shall be determined after giving effect to any provision of applicable Tax law that would limit or otherwise impact the actual reduction in the cash Tax liability attributable to such Tax Item including any limitation under Section 382 or Section 383 of the Code (or a corresponding or similar provision of state, local or non-U.S. tax law) or the impact of Section 59A of the Code (or a corresponding or similar provision of state, local or non-U.S. tax law) on the reduction to the cash Tax liability of the applicable Taxpayer.
“Tax Counsel” means a nationally recognized law firm or accounting firm selected by SAP to provide a Tax Opinion.
“Tax Detriment” means an increase in the Tax liability (or reduction in refund or credit or any item of deduction or expense) of a Taxpayer for any taxable period. Except as otherwise provided in this Agreement, a Tax Detriment shall be deemed to have been realized or incurred from a Tax Item in a taxable period only if and to the extent that the Tax liability of the Taxpayer for such period, after taking into account the effect of the Tax Item on the Tax liability of such Taxpayer in the current period and all prior periods, is more than it would have been had such Tax liability been determined without regard to such Tax Item.
“Tax Item” means any item of income, gain, loss, deduction, expense or credit, or other attribute that may have the effect of increasing or decreasing any Tax.
“Tax Opinion” means, in the event of any Distribution, the opinion issued to SAP by Tax Counsel regarding the Intended Tax Treatment of such Distribution.
“Tax Opinion Documents” means, in the event of a Distribution, the Tax Opinion and the information and representations (including as set forth in any Officer’s Certificates) provided by, or on behalf of, SAP or SAP America and Qualtrics, as the case may be, to Tax Counsel in connection therewith.
“Tax-Related Losses” means, in the event of a Distribution, (i) the Aggregate Distribution Tax Liabilities; (ii) all reasonable accounting, legal and other professional fees, and court costs incurred in connection with any settlement, Final Determination, judgment or other determination with respect to such Aggregate Distribution Tax Liabilities; (iii) all costs, expenses and damages associated with stockholder litigation or controversies and any amount required to be paid by SAP or Qualtrics or their respective Affiliates in respect of the liability of shareholders, whether paid to shareholders or to the IRS or any other Taxing Authority payable by SAP or Qualtrics or their respective Affiliates, in each case, resulting from the failure of a Distribution to qualify for its Intended Tax Treatment.
“Tax Return” means any return, report, certificate, form or similar statement or document (including any related or supporting information or schedule attached thereto and any information return, amended tax return, claim for refund or declaration of estimated Tax) required to be supplied to, or filed with, a Taxing Authority in connection with the determination, assessment or collection of any Tax or the administration of any laws, regulations or administrative requirements relating to any Tax.
“Taxes” means all U.S. federal, state, local or non-U.S. taxes, charges, fees, duties, levies, imposts, rates or other assessments, including income, gross receipts, net worth, excise, property, sales, use, license, capital stock, transfer, franchise, payroll, withholding, social security, value added or other taxes, (including any interest, penalties or additions attributable thereto) and a Tax means any one of such Taxes.
“Taxing Jurisdiction” means the United States and every other government or governmental unit having jurisdiction to tax SAP, Qualtrics or any of their Affiliates.
“Taxing Authority” means any governmental authority or any subdivision, agency, commission or authority thereof or any quasi-governmental or private body having jurisdiction over the assessment, determination, collection or imposition of any Tax (including the IRS).
“Taxpayer” means any taxpayer and its Combined Group.
“Treasury Regulations” means the Treasury regulations (including temporary regulations) promulgated by the United States Department of Treasury with respect to the Code.
“Unqualified Tax Opinion” means, in the event of a Distribution, an unqualified opinion of Tax Counsel on which SAP may rely to the effect that a transaction (a) will not disqualify such Distribution from its Intended Tax Treatment, assuming that such Distribution would have qualified for its Intended Tax Treatment if such transaction did not occur, and (b) will not adversely affect any of the conclusions set forth in the Tax Opinion.
“U.S. Federal Deconsolidation Event” means a Deconsolidation Event with respect to the SAP America Consolidated Group.
“U.S. Tax-Free Status” means, (i) in the case of an Internal Distribution, the qualification of the Internal Distribution as a transaction (a) described in Section 355(a) of the Code, (b) in which the stock (and, if applicable, securities) distributed thereby is “qualified property” for purposes of Section 355(c)(2) of the Code, and (c) in which SAP America, Qualtrics and the stockholders (and, if applicable, securityholders) of SAP America, recognize no income, gain or loss for U.S. federal, state and local income tax purposes, and (ii) in the case of an External Distribution, the qualification of the External Distribution as a transaction (a) described in Section 355(a) of the Code, (b) in which the stock (and, if applicable, securities) distributed thereby is “qualified property” for purposes of Section 355(c)(2) of the Code, and (c) in which SAP America, Qualtrics and the stockholders (and, if applicable, securityholders) of SAP America and SAP, recognize no income, gain or loss for U.S. federal, state and local income tax purposes.
Article II.
Preparation and Filing of Tax Returns
Section i. SAP’s Responsibility
. Subject to the other applicable provisions of this Agreement (including Section 2.4), SAP shall have sole and exclusive responsibility for the filing of (or for causing the filing of):
(1)all Combined Returns for any taxable period;
(2)all Income Tax Returns (other than Combined Returns) with respect to SAP and/or any SAP Affiliate for any taxable period; and
(3)all Non-Income Tax Returns with respect to SAP or any SAP Affiliate for any taxable period.
Section ii. Qualtrics’ Responsibility
. Subject to the other applicable provisions of this Agreement (including Section 2.5(c)), Qualtrics shall have sole and exclusive responsibility for the preparation and filing of (or for causing the preparation and filing of):
(1)all Income Tax Returns (other than Combined Returns) with respect to Qualtrics and/or any Qualtrics Affiliate for any taxable period; and
(2)all Non-Income Tax Returns with respect to Qualtrics or any Qualtrics Affiliate for any taxable period.
Section iii. Agent
. Subject to the other applicable provisions of this Agreement, Qualtrics hereby irrevocably designates, and agrees to cause each Qualtrics Affiliate to so designate, SAP and/or SAP America as its sole and exclusive agents and attorneys-in-fact to take such action (including execution of documents) as SAP and/or SAP America, in their sole discretion, may deem appropriate in any and all matters (including Audits) relating to any Tax Return described in Section 2.1 of this Agreement.
Section iv. Preparation of Certain Tax Return Materials

(1)For any taxable year that any member of the Qualtrics Group is included in a Consolidated Return, Qualtrics will deliver to SAP not later than 80 calendar days prior to the due date (including any applicable extensions) of the Consolidated Return for such taxable year, substantially completed drafts of (i) a pro forma IRS Form 1120 (including any applicable attachments and/or statements) of each applicable member of the Qualtrics Group to be filed with such Consolidated Return, (ii) so long as Qualtrics, LLC is treated as a partnership for U.S. federal income tax purposes, a copy of each Schedule K-1 (Form 1065) issued by Qualtrics, LLC, and (iii) any Tax Return workpapers in respect of the foregoing (clauses (i)-(iii), the “Qualtrics Consolidated Return Materials”). Not later than 60 calendar days prior to the due date (including any applicable extensions) of such Consolidated Return, Qualtrics will deliver to SAP the final Qualtrics Consolidated Return Materials. The Qualtrics Consolidated Return Materials will be prepared in a manner consistent with past practice using the accounting methods and elections used on the Consolidated Return.
(2)For any taxable year that any member of the Qualtrics Group is included in any Combined State Return, Qualtrics will deliver to SAP, not later than 80 calendar days prior to the due date (including any applicable extensions) of such Combined State Return for such taxable year, substantially completed drafts of (i) a pro forma Tax Return (including any applicable attachments and/or statements) of each applicable member of the Qualtrics Group to be filed with such Combined State Return, (ii) so long as Qualtrics, LLC is treated as a partnership for U.S. federal income tax purposes, a copy of each Schedule K-1 (Form 1065) issued by Qualtrics, LLC, and (iii) any applicable U.S. state apportionment workpapers or other Tax Return workpapers (clauses (i)-(iii), the “Qualtrics Combined State Return Materials”). Not later than 60 calendar days prior to the due date (including any applicable extensions) of such Combined State Return, Qualtrics will deliver to SAP the final Qualtrics Combined State Return Materials. The Qualtrics Combined State Return Materials will be prepared in a manner consistent with past practice using the accounting methods and elections used on the relevant Combined State Return.
(3)Upon SAP’s request, Qualtrics will deliver to SAP in a reasonably prompt manner any information regarding members of the Qualtrics Group (or that is otherwise within the possession of the Qualtrics Group) that is reasonably required by SAP in connection with the filing of any German or other non-U.S. Tax Return.
(4)No later than 30 calendar days prior to the due date for any estimated Taxes (including the due date for filing a request for extension) with respect to a Combined Return, Qualtrics will deliver to SAP information sufficient for SAP to calculate the estimated Qualtrics Separate Tax Liability pursuant to Section 3.4(b) of this Agreement, including information to determine relevant U.S. state apportionment factors.
Section v. Manner of Tax Return Preparation
.
(1)Unless otherwise required by a Taxing Authority, the Parties hereby agree to prepare and file all Tax Returns, and to take all other actions, in a manner consistent with

(i) this Agreement, (ii) any Tax Opinion and (iii) any Ruling. All Tax Returns shall be filed on a timely basis (taking into account applicable extensions) by the Party responsible for filing such returns under this Agreement.
(2)SAP shall have the exclusive right, in its sole discretion, with respect to any Tax Return described in Section 2.1 of this Agreement (including, for the avoidance of doubt, any and all Combined Returns), to determine (i) the manner in which such Tax Return shall be prepared and filed, including the elections, method of accounting, positions, conventions and principles of taxation to be used and the manner in which any Tax Item shall be reported, (ii) whether any extensions shall be requested, (iii) the elections that will be made by SAP, any SAP Affiliate, Qualtrics, and/or any Qualtrics Affiliate on such Tax Return (including an election to claim foreign tax credits under Section 901(a) of the Code or any similar provision of any state, local or non-U.S. Tax law), (iv) whether any amended Tax Returns shall be filed, (v) whether any claims for refund shall be made, (vi) whether any refunds shall be paid by way of refund or credited against any liability for the related Tax, and (vii) whether to retain outside firms to prepare and/or review such Tax Returns; provided, however, that SAP or SAP America shall consult with Qualtrics prior to changing any method of accounting if such action would solely impact the Qualtrics Group.
(3)For so long as SAP and its Affiliates own, in the aggregate, directly or indirectly, more than 50% of the outstanding stock of Qualtrics (by vote or value), with respect to any Tax Return prepared by Qualtrics pursuant to Section 2.2 hereof, the Qualtrics Group shall, upon SAP’s request, (i) use commercially reasonable efforts provide a copy of such Tax Return (together with any worksheets and other materials used in preparation thereof) available for SAP’s review and comment at least forty-five 45 calendar days prior to the due date (including any applicable extensions) for filing such Tax Return and (ii) incorporate any reasonable comments provided by SAP with respect to any such Tax Return that are provided by SAP at least 10 business days prior to the due date (including any applicable extensions) for the filing of such Tax Return.
(4)Notwithstanding anything to the contrary herein, SAP shall make any decision as to whether any Tax Return that would include at least one member of the SAP Group will be filed on a consolidated, combined or unitary basis for any taxable year and the Qualtrics Group shall take all actions necessary to cause all applicable members of the Qualtrics Group to join in the filing of any such Tax Return that SAP decides to file on a consolidated, combined or unitary basis pursuant to this Section 2.5(d). With respect to any taxable year (or portion thereof) that SAP and its Affiliates own, in the aggregate, directly or indirectly, 50% or more of the outstanding stock of Qualtrics (by vote or value), no member of the Qualtrics Group shall be entitled to file any Tax Return on a consolidated, combined or unitary basis (including such a Tax Return consisting solely of members of the Qualtrics Group) for such taxable year without the prior consent of SAP (such consent not to be unreasonably withheld, conditioned or delayed). For the avoidance of doubt, such consent will not be considered to be unreasonably withheld, conditioned or delayed if the filing of such Tax Return on a consolidated, combined or unitary basis will result in a Tax Detriment to SAP or any its Affiliates for any taxable year.

Article III.
Liability for Taxes
Section i. Qualtrics’ Liability for Taxes
. Each member of the Qualtrics Group shall be jointly and severally liable for the following Taxes, and shall be entitled to receive and retain all refunds of Taxes previously incurred by Qualtrics (except to the extent that any such refunds are attributable Pre-IPO Equity Award Tax Attributes) or any Qualtrics Affiliate with respect to such Taxes:
(1)all Taxes with respect to Tax Returns described in Section 2.1(a) of this Agreement to the extent of the Qualtrics Separate Tax Liability, for any taxable period beginning after December 31, 2020;
(2)all Taxes with respect to Tax Returns described in Section 2.2(a) of this Agreement for any taxable period beginning after December 31, 2020;
(3)all Taxes with respect to Tax Returns described in Section 2.2(b) of this Agreement; and
(4)all Taxes imposed by any Taxing Authority with respect to Qualtrics or any Qualtrics Affiliate (other than in connection with the required filing of a Tax Return described in Sections 2.1(a) or 2.2 of this Agreement) for any taxable period.
Section ii. SAP’s Liability for Taxes
. SAP shall be liable for the following Taxes, and (subject to Section 3.6) shall be entitled to receive and retain all refunds of Taxes previously incurred by SAP or any SAP Affiliate with respect to such Taxes:
(1)except for Taxes that are the responsibility of Qualtrics and the Qualtrics Affiliates pursuant to Section 3.1(a) of this Agreement, all Taxes with respect to Tax Returns described in Section 2.1(a) of this Agreement;
(2)all Taxes with respect to Tax Returns described in Sections 2.1(b) or 2.1(c) of this Agreement;
(3)all Taxes with respect to Tax Returns described in Section 2.2(a) for taxable periods beginning before January 1, 2021; and
(4)all Taxes imposed by any Taxing Authority with respect to SAP or any SAP Affiliate (other than in connection with the required filing of a Tax Return described in Section 2.1 or Section 2.2(a) of this Agreement) for any taxable period.
Section iii. Payment of Tax Liability

. If one Party is liable or responsible for Taxes under Sections 3.1 or 3.2 of this Agreement, with respect to Tax Returns for which another Party is responsible for filing, or with respect to Taxes that are paid by another Party, then the liable or responsible Party shall pay the Taxes (or a reimbursement of such Taxes) to the other Party pursuant to Section 8.5 of this Agreement.
Section iv. Computation of Separate Tax Liability
.
(1)Any Qualtrics Separate U.S. Federal Tax Liability shall be computed using the following conventions (the “Tax Attribute Conventions”):
(i)By not taking into account any Pre-IPO Equity Award Tax Attributes;
(ii)By taking into account any carryforwards of any Tax Attribute (other than any Pre-IPO Equity Award Tax Attribute) generated in any taxable period beginning after December 31, 2020 that are properly attributable to Qualtrics or its Affiliates and are actually available to be used by the SAP America Consolidated Group in the taxable year in which the Qualtrics Separate U.S. Federal Tax Liability is being computed;
(iii)By taking into account, any Hypothetical Qualtrics Tax Attribute (determined as if all other available loss, deductions, credits and other Tax Attributes were utilized before the Hypothetical Qualtrics Tax Attribute) that has not been previously utilized by Qualtrics to reduce the Qualtrics Separate U.S. Federal Tax Liability in a prior taxable period; provided, that the Qualtrics Separate U.S. Federal Tax Liability shall only be reduced on account of a Hypothetical Qualtrics Tax Attribute to the extent of the Tax Benefit recognized by the SAP Group as a result of the utilization of the underlying Tax Attribute to which such Hypothetical Qualtrics Tax Attribute relates.
(2)At least 10 business days prior to the due date for any payment of Taxes (including estimated taxes for purposes of Section 8.1 of this Agreement) in respect of any Combined Return, SAP (or one of its Affiliates) shall provide Qualtrics with a written calculation in reasonable detail (including, upon reasonable request, copies of all work sheets and other materials used in preparation thereof) setting forth the amount of any Qualtrics Separate Tax Liability or estimated Qualtrics Separate Tax Liability, as applicable. The calculation of any Qualtrics Separate Tax Liability shall be based on the Qualtrics Consolidated Return Materials, the Qualtrics Combined State Return Materials, and/or any other information provided by Qualtrics to SAP pursuant to this Agreement and shall be computed in a manner consistent (i) with general Tax accounting principles, (ii) the Tax law of the applicable Taxing Jurisdiction, (iii) the Tax Attribute Conventions, and (iv) past practice, if any, to the extent not inconsistent with this Agreement. SAP may determine any estimated Qualtrics Separate Tax Liability based on the materials that Qualtrics is required to deliver to SAP pursuant to Section 2.4(d) of this Agreement or by using any reasonable method, including, without limitation, by basing such estimated Qualtrics Separate Tax Liability on the Qualtrics Separate Tax Liability for prior taxable years. In no event shall any payment attributable to the amount of any Qualtrics Separate

Tax Liability or estimated Qualtrics Separate Tax Liability be paid later than the date provided in Article VIII of this Agreement.
Section v. Covenant
. Without the prior consent of SAP, no member of the Qualtrics Group will take any action that would reasonably be expected to cause any Combined Group to lose the benefit of any Tax Attribute that could otherwise be utilized with respect to a Combined Return, including, without limitation, any action that would cause Qualtrics, LLC (or its successor) to be classified as other than a partnership or disregarded entity for U.S. federal income tax purposes.
Section vi. Certain Tax Credits
. Any Utah State Economic Development Tax Increment Financing (EDTIF) tax credit shall be for the account of Qualtrics, and if any member of the SAP Group receives such a tax credit then SAP shall cause the recipient member of the SAP Group to pay to Qualtrics an amount equal to such tax credit no later than 10 business days after receipt thereof.
Article IV.
Deconsolidation Events
Section i. Tax Allocations
. The Parties have set forth how certain Tax matters with respect to a Deconsolidation Event would be handled in the event that a transaction that constitutes a Deconsolidation Event is pursued at some future time.
(1)Allocation of Tax Items. In the case of a Deconsolidation Event, all Tax computations with respect to applicable Combined Returns for (i) any Pre-Deconsolidation Periods ending on the date of the Deconsolidation Event and (ii) the immediately following taxable period of Qualtrics or any Qualtrics Affiliate, shall be made pursuant to the principles of Section 1.1502-76(b) of the Treasury Regulations or of a corresponding provision under the laws of other jurisdictions, as reasonably determined by SAP.
(2)Allocation of Tax Attributes. In the case of a Deconsolidation Event, SAP shall determine the allocation of any Tax Attributes among SAP, each SAP Affiliate, Qualtrics, and each Qualtrics Affiliate with respect to applicable Combined Returns. The Parties hereby agree that in the absence of controlling legal authority or unless otherwise provided under this Agreement, Tax Attributes shall be allocated to the legal entity that is required under Article III of this Agreement to bear the liability for the Tax associated with such Tax Attribute, or in the case where no Party is required hereunder to bear such liability, the Party that incurred the cost or burden associated with the creation of such Tax Attribute. SAP shall provide Qualtrics with an opportunity to review and comment on a draft of any such allocation, and SAP shall accept any reasonable comments.
Section ii. Carrybacks

. Qualtrics shall (and shall cause each of its Affiliates to) waive, to the extent permitted under applicable U.S. federal, state, local or non-U.S. law, carrybacks of Tax Attributes from any Post-Deconsolidation Period to any Pre-Deconsolidation Period. If any member of the Qualtrics Group carries back a Tax Attribute from a Post-Deconsolidation Period to Pre-Deconsolidation Period, no payment shall be due from SAP (or any its Affiliates) with respect to that carryback, regardless of whether such carryback is required by applicable law. Without limiting the foregoing, Qualtrics hereby expressly agrees to elect (under Section 172(b)(3) of the Code (and any similar provision of any state, local or non-U.S. Tax law) and Treasury Regulations Section 1.1502-21(b)(3) to relinquish any right to carry back net operating losses to any Pre-Deconsolidation Periods of SAP (or and of its Affiliates).
Section iii. Post-Deconsolidation Payments
.
(1)Pre-IPO Equity Awards. For each taxable year ending after a Deconsolidation Event, Qualtrics shall pay to SAP America the amount of any Tax Benefit recognized by the Qualtrics Group during such taxable year to the extent arising from any Pre-IPO Equity Award Tax Attributes. Any amount payable under this Section 4.3(a) shall be payable within 10 calendar days after the date of filing of the Tax Return upon which such Tax Benefit is utilized.
(2)Tax Attributes. For each taxable year ending after a Deconsolidation Event in which a member of the Qualtrics Group would have been entitled to utilize a Hypothetical Qualtrics Tax Attribute under applicable Tax law (determined as if all other available loss, deductions, credits and other Tax Attributes were utilized before the Hypothetical Qualtrics Tax Attribute) that was not previously taken into account under this Section 4.3(b) or to reduce the Qualtrics Separate Tax Liability, then SAP America shall pay to Qualtrics an amount equal to the lesser of (i) the amount of the Tax Benefit that would have been available to the Qualtrics Group as a result of the utilization of such Hypothetical Qualtrics Tax Attribute and (ii) the Tax Benefit realized by the SAP Group as a result of the utilization of the Tax Attribute to which the Hypothetical Qualtrics Tax Attribute relates. Any amount payable under this Section 4.3(a)shall be payable within 10 calendar days after the date of filing of the Tax Return upon which such Hypothetical Qualtrics Tax Attribute could otherwise have been utilized. For the avoidance of doubt, a Hypothetical Qualtrics Tax Attribute does not include any amount attributable to a Pre-IPO Equity Award.
(3)Cooperation. Qualtrics agrees to share any calculations, workpapers or relevant Tax Returns reasonably requested by SAP in connection with matters related to this Section 4.3. The parties shall attempt in good faith to resolve any issues or disputes related to this Section 4.3.
Article V.
Distribution Taxes
Section i. Liability for Distribution Taxes

.
(1)Notwithstanding anything in this Agreement to the contrary, subject to Section 5.1(c), in the event of a Distribution, Qualtrics shall be responsible for, and shall indemnify and hold harmless SAP and its Affiliates and each of their respective officers, directors and employees from and against, 100% of any Tax-Related Losses that are attributable to or result from any one or more of the following: (i) the acquisition after a Distribution of all or a portion of Qualtrics’ stock and/or its or its subsidiaries’ assets by any means whatsoever by any Person, (ii) any “agreement, understanding, arrangement, substantial negotiations or discussions” (as such terms are defined in Treasury Regulations Section 1.355-7(h)) by any one or more officers or directors of any member of the Qualtrics Group or by any other Person or Persons with the implicit or explicit permission of one or more of such officers or directors (other than officers or directors of SAP or SAP America) that cause a Distribution to be treated as part of a plan pursuant to which one or more Persons acquire, directly or indirectly, Qualtrics stock representing a Fifty-Percent or Greater Interest therein, (iii) any action or failure to act by Qualtrics after a Distribution (including, without limitation, any amendment to Qualtrics’ certificate of incorporation (or other organizational documents), whether through a stockholder vote or otherwise) affecting the voting rights of Qualtrics stock (including, without limitation, through the conversion of one class of Qualtrics stock into another class of Qualtrics stock), or (iv) any breach by Qualtrics or any Qualtrics Affiliate of any covenant contained in Section 5.2(a) or (c) (regardless whether such act or failure to act is covered by a Ruling, Unqualified Tax Opinion or SAP waiver described in Section 5.2(c)).
(2)Notwithstanding anything in this Agreement to the contrary, subject to Section 5.1(c), in the event of a Distribution, SAP (or the applicable member of the SAP Group) shall be responsible for, and shall indemnify and hold harmless Qualtrics and its Affiliates and each of their respective officers, directors and employees from and against, 100% of any Tax-Related Losses that are attributable to, or result from any one or more of the following: (i) the acquisition after an Internal Distribution of all or a portion of SAP America’s stock and/or its Subsidiaries’ assets or after an External Distribution of all or a portion of SAP’s stock and/or its Subsidiaries’ assets, in each case by any means whatsoever by any Person, (ii) any “agreement, understanding, arrangement, substantial negotiations or discussions” (as such terms are defined in Treasury Regulations Section 1.355-7(h)) by any one or more officers or directors of any member of the SAP Group or by any other Person or Persons with the implicit or explicit permission of one or more of such officers or directors that cause a Distribution to be treated as part of a plan pursuant to which one or more Persons acquire, directly or indirectly, stock of SAP representing a Fifty-Percent or Greater Interest therein, or (iii) any breach by SAP or a member of the SAP Group of any covenant contained in Section 5.2(b).
(3)To the extent any Tax-Related Loss is subject to indemnification under both Sections 5.1(a) and (b), responsibility for such Tax-Related Loss shall be shared by SAP (or the applicable member of the SAP Group) and Qualtrics according to relative fault.
(1)Notwithstanding anything in Section 5.1(b) or (c) or any other provision of this Agreement to the contrary:

(i)with respect to (1) any Tax-Related Loss resulting from the application of Section 355(e) of the Code and (2) any other Tax-Related Loss resulting, in each case, in whole or in part, from an acquisition after the Distribution of any stock or assets of Qualtrics (or any member of the Qualtrics Group) by any means whatsoever by any Person or any action or failure to act by Qualtrics after a Distribution affecting the voting rights of Qualtrics, Qualtrics shall be responsible for, and shall indemnify and hold harmless SAP and its Affiliates and each of their respective officers, directors and employees from and against, 100% of such Tax-Related Loss; and
(ii)for purposes of calculating the amount and timing of any Tax-Related Loss for which Qualtrics is responsible under this Section 5.1(c)(i), Tax-Related Losses shall be calculated by assuming that SAP, the SAP America Consolidated Group and each member of the SAP Group have no Tax Attributes in any relevant taxable year.
(2)Notwithstanding anything in Section 5.1(a) or (c) or any other provision of this Agreement to the contrary, with respect to (A) any Tax-Related Loss resulting from the application of Section 355(e) of the Code (other than as a result of an acquisition of a Fifty-Percent or Greater Interest in Qualtrics) and (B) any other Tax-Related Loss resulting, in each case, in whole or in part, from an acquisition after an Internal Distribution of any stock or assets of SAP America (or any of its Subsidiaries) or after an External Distribution of any stock or assets of SAP (or any of its Subsidiaries), in each case, by any means whatsoever by any Person, SAP shall be responsible for, and shall indemnify and hold harmless Qualtrics and its Affiliates and each of their respective officers, directors and employees from and against, 100% of such Tax-Related Loss.
(4)SAP (or the applicable SAP Affiliate) shall be liable for 100% of any Tax-Related Losses not otherwise allocable to a Party under this Section 5.1.
(5)Section 336(e) Election. SAP shall determine, in its sole and absolute discretion, whether to make a protective election under Section 336(e) of the Code and the Treasury Regulations thereunder (and any corresponding or analogous provisions of state, local and non-U.S. law) in connection with a Distribution (a “Section 336(e) Election”). If SAP determines that a Section 336(e) Election should be made:
(1)SAP, Qualtrics and their respective Affiliates shall cooperate in making the Section 336(e) Election, including by filing any statements, amending any Tax Returns or taking such other actions reasonably necessary to carry out the Section 336(e) Election;
(2)if a Distribution fails to qualify (in whole or in part) for the U.S. Tax-Free Status and Qualtrics or any Qualtrics Affiliate realizes an increase in Tax basis as a result of the Section 336(e) Election (the “Section 336(e) Tax

Basis”) or otherwise, then the Tax Benefit realized by the Qualtrics Group as a result of the Section 336(e) Tax Basis (or other tax basis increase) shall be shared between SAP and Qualtrics in the same proportion as the Distribution Taxes giving rise to the Section 336(e) Tax Basis were borne by SAP and Qualtrics (after giving effect to the indemnification obligations in this Agreement);
(3)the amount required to be paid under this Section 5.1(e) shall be payable within 10 business days of filing the tax return upon which the Tax Benefit was realized; and
(4)to the extent the Section 336(e) Election becomes effective, each of SAP, Qualtrics and their Affiliates agrees not to take any position that is inconsistent with the Section 336(e) Election.
Section ii. Continuing Covenants
.
(1)Qualtrics Restrictions. Qualtrics agrees that, so long as a Distribution that qualifies for the U.S. Tax-Free Status could, in the reasonable discretion of SAP, be effectuated, Qualtrics will not knowingly take or fail to take, or permit any Qualtrics Affiliate to knowingly take or fail to take, any action that could reasonably be expected to preclude SAP’s ability to effectuate such a Distribution. In the event of an Internal Distribution, External Distribution or both, Qualtrics agrees that (i) it will take, or cause any Qualtrics Affiliate to take, any action reasonably requested by SAP (including the delivery of an Officer’s Certificate) in order to enable SAP to effectuate such Distribution or Distributions and (ii) it will not take or fail to take any action (and it shall cause the members of the Qualtrics Group not to take or fail to take any action) which action or failure to act could reasonably be expected to prevent SAP from consummating either Distribution. In the event of an Internal Distribution, External Distribution or both, Qualtrics agrees that it will not take or fail to take, or permit any Qualtrics Affiliate to take or fail to take, any action where such action or failure to act would be inconsistent with any information, covenant, representation, or material that relates to facts or matters related to Qualtrics (or any Qualtrics Affiliate) or within the control of Qualtrics and is contained in the Tax Opinion Documents or any Ruling Documents other than as permitted by Section 5.2(c) of this Agreement. In the event of any Distribution, Qualtrics agrees that it will not take (and it will cause the Qualtrics Affiliates to refrain from taking) any position on a Tax Return that is inconsistent with such Distribution qualifying for its Intended Tax Treatment.
(2)SAP Restrictions. In the event of a Distribution, SAP agrees that it will not take or fail to take, or permit any SAP Affiliate to take or fail to take, any action where such action or failure to act would be inconsistent with any material, information, covenant or representation that relates to facts or matters related to SAP (or any SAP Affiliate) or within the control of SAP and is contained in the Tax Opinion Documents or any Ruling Documents. In the event of any Distribution, SAP agrees that it will not take (and it will cause the SAP Affiliates to refrain from taking) any position on a Tax Return that is inconsistent with such Distribution qualifying for its Intended Tax Treatment.

(3)Certain Qualtrics Actions Following a Distribution. In the event of any Distribution, Qualtrics agrees that, during the two year period following any Distribution, Qualtrics shall not (i) enter into any Proposed Acquisition Transaction or, to the extent Qualtrics has the right to prohibit any Proposed Acquisition Transaction, permit any Proposed Acquisition Transaction to occur (whether by (A) redeeming rights under a shareholder rights plan, (B) finding a tender offer to be a “permitted offer” under any such plan or otherwise causing any such plan to be inapplicable or neutralized with respect to any Proposed Acquisition Transaction or (C) approving any Proposed Acquisition Transaction, whether for purposes of Section 203 of the DGCL or any similar corporate statute, any “fair price” or other provision of Qualtrics’ charter or bylaws or otherwise), (ii) merge or consolidate with any other Person or liquidate or partially liquidate, (iii) in a single transaction or series of transactions (A) sell or transfer (other than sales or transfers of inventory in the ordinary course of business) all or substantially all of the assets held by Qualtrics at the time of a Distribution (B) sell or transfer 50% or more of the gross assets of the Qualtrics Active Business or (C) sell or transfer 30% or more of the consolidated gross assets of Qualtrics and its Subsidiaries (in each case, such percentages to be measured based on fair market value as of the date of the relevant distribution), (iv) redeem or otherwise repurchase (directly or through a Subsidiary) any Qualtrics stock, or rights to acquire stock, except to the extent such repurchases satisfy Section 4.05(1)(b) of Revenue Procedure 96-30 (as in effect prior to the amendment by Revenue Procedure 2003-48), (v) amend its certificate of incorporation (or other organizational documents), or take any other action, whether through a stockholder vote or otherwise, affecting the voting rights of Qualtrics stock (including, without limitation, through the conversion of one class of Qualtrics stock into another class of Qualtrics stock) or (vi) take any other action or actions (including any action or transaction that would be reasonably likely to be inconsistent with any representation or covenant made in the Tax Opinion Documents or any Ruling Documents) which in the aggregate (and taking into account any other transactions described in this subparagraph (c)) would be reasonably likely to have the effect of causing or permitting one or more Persons to acquire, directly or indirectly, stock representing a Fifty-Percent or Greater Interest in Qualtrics or otherwise jeopardize the U.S. Tax-Free Status of a Distribution, unless, in each case, prior to taking any such action set forth in the foregoing clauses (i) through (vi), Qualtrics shall have requested that SAP obtain a Ruling (or, if applicable, a supplemental Ruling) from the IRS and/or any other applicable Taxing Authority in accordance with Section 5.2(d) of this Agreement to the effect that such transaction will not affect the U.S. Tax-Free Status of the Distribution and SAP shall have received such Ruling in form and substance satisfactory to SAP in its reasonable discretion (and in determining whether a Ruling is satisfactory, SAP may consider, among other factors, the appropriateness of any underlying assumptions and representations made in connection with such Ruling), or Qualtrics shall provide SAP with an Unqualified Tax Opinion in form and substance satisfactory to SAP in its reasonable discretion (and in determining whether an opinion is satisfactory, SAP may consider, among other factors, the appropriateness of any underlying assumptions and representations if used as a basis for the opinion), or SAP shall have waived the requirement to obtain such Ruling or Unqualified Tax Opinion.
(4)Procedures Regarding Opinions and Rulings.

(1)If Qualtrics notifies SAP that it desires to take one of the actions described in clauses (i) through (vi) of Section 5.2(c) (a “Notified Action”), SAP and Qualtrics shall reasonably cooperate to attempt to obtain the Ruling or Unqualified Tax Opinion referred to in Section 5.2(c), unless SAP shall have waived the requirement to obtain such Ruling or Unqualified Tax Opinion.
(2)At the reasonable request of Qualtrics pursuant to Section 5.2(c), SAP shall cooperate with Qualtrics and use commercially reasonable efforts to seek to obtain, as expeditiously as possible, a Ruling from the IRS (and/or any other applicable Taxing Authority, or if applicable, a supplemental Ruling) or an Unqualified Tax Opinion for the purpose of permitting Qualtrics to take the Notified Action.  Further, in no event shall SAP be required to file any request for a Ruling under this Section 5.2(d) unless Qualtrics represents that (A) it has reviewed the request for such Ruling, and (B) all information and representations, if any, relating to any member of the Qualtrics Group, contained in the related Ruling documents are (subject to any qualifications therein) true, correct and complete.  Qualtrics shall reimburse SAP for all reasonable costs and expenses incurred by the SAP Group in obtaining a Ruling or Unqualified Tax Opinion requested by Qualtrics within 10 business days after receiving an invoice from SAP therefor.
(3)SAP shall have the right to request a Ruling from the IRS (and/or any other applicable Taxing Authority, or if applicable, a supplemental Ruling) or an Unqualified Tax Opinion at any time in its sole and absolute discretion.  If SAP determines to obtain a Ruling or an Unqualified Tax Opinion, Qualtrics shall (and shall cause each Affiliate of Qualtrics to) cooperate with SAP and take any and all actions reasonably requested by SAP in connection with obtaining the Ruling or Unqualified Tax Opinion (including, without limitation, by making any representation or covenant or providing any materials or information requested by the IRS or Tax Counsel; provided, that Qualtrics shall not be required to make (or cause any Affiliate of Qualtrics to make) any representation or covenant that is inconsistent with historical facts or as to future matters or events over which it has no control).  SAP and Qualtrics shall each bear its own costs and expenses in obtaining a Ruling or an Unqualified Tax Opinion requested by SAP.
(4)Qualtrics hereby agrees that SAP shall have sole and exclusive control over the process of obtaining any Ruling, and that only SAP shall apply for a Ruling.  In connection with obtaining a Ruling pursuant to Section 5.2(c) hereof, (A) SAP shall keep Qualtrics informed in a timely manner of all material actions taken or proposed to be taken by SAP in connection therewith; (B) SAP shall (1) reasonably in advance of the submission of any related Ruling Documents provide Qualtrics with a draft copy thereof, (2) reasonably consider Qualtrics’ comments on such draft copy, and (3) provide Qualtrics with a final copy; and (C) SAP shall provide Qualtrics with notice reasonably in advance of, and Qualtrics shall have the right to attend, any formally scheduled meetings with the IRS (subject to the approval of the IRS) that relate to such Ruling.  Neither Qualtrics nor any member of the Qualtrics Group shall request any guidance from the IRS or any other Taxing Authority (whether written, verbal or otherwise) at any time concerning a Distribution (including the impact of any transaction on a Distribution).
(5)Qualtrics Cooperation. Qualtrics agrees that, at the request of SAP, Qualtrics shall cooperate fully with SAP to take any action necessary or reasonably helpful to effectuate any Distribution, including seeking to obtain, as expeditiously as possible, a Tax Opinion or Ruling. Such cooperation shall include the execution of any documents that may be necessary or reasonably helpful in connection with obtaining any Tax Opinion or Ruling (including any (i) power of attorney, (ii) Officer’s Certificate, (iii) Ruling Documents and/or (iv) reasonably requested written representations confirming that (A) Qualtrics has read the Officer’s Certificate and/or Ruling Documents and (B) all information and representations, if any, relating to Qualtrics, any Qualtrics Affiliate or the Qualtrics Business contained therein are true, correct and complete in all material respects).
Article VI.
German Tax Matters
Section i. Liability for Relevant German CFC/PFIC Taxes
. Notwithstanding anything in this Agreement to the contrary, Qualtrics shall be responsible for, and shall indemnify and hold harmless SAP and its Affiliates against, 100% of any Relevant German CFC/PFIC Taxes payable by SAP or any of its Affiliates for taxable periods beginning after December 31, 2020. Any such indemnity payments shall be made in accordance with Section 8.5 hereof.
Section ii. Policy
. The Parties will cooperate to adopt a policy to provide that Qualtrics will consult with SAP (and provide certain information to SAP) prior to any member of the Qualtrics Group taking certain actions that create a risk that Relevant German CFC/PFIC Taxes could be imposed on SAP. The Parties will cooperate to review and modify such policy as appropriate, including on account of any changes in applicable law.
Article VII.
Indemnification
Section i. In General
.
(1)Each member of the SAP Group shall jointly and severally indemnify Qualtrics, each Qualtrics Affiliate, and their respective directors, officers and employees, and hold them harmless from and against any and all Taxes for which SAP or any SAP Affiliate is liable under this Agreement and any loss, cost, damage or expense, including reasonable attorneys’ fees and costs, that is attributable to, or results from, the failure of SAP, any SAP Affiliate or any director, officer or employee to make any payment required to be made under this Agreement.
(2)Each member of the Qualtrics Group shall jointly and severally indemnify SAP, each SAP Affiliate, and their respective directors, officers and employees, and hold them harmless from and against any and all Taxes for which Qualtrics or any Qualtrics Affiliate is liable under this Agreement and any loss, cost, damage or expense, including reasonable attorneys’ fees and costs, that is attributable to, or results from, the failure of Qualtrics, any Qualtrics Affiliate or any director, officer or employee to make any payment required to be made under this Agreement.
Section ii. Inaccurate or Incomplete Information
.
(1)Each member of the SAP Group shall jointly and severally indemnify Qualtrics, each Qualtrics Affiliate, and their respective directors, officers and employees, and hold them harmless from and against any cost, fine, penalty, or other expense of any kind attributable to the failure of SAP or any SAP Affiliate in supplying Qualtrics or any Qualtrics Affiliate with inaccurate or incomplete information, in connection with the preparation of any Tax Return.
(2)Each member of the Qualtrics Group shall jointly and severally indemnify SAP, each SAP Affiliate, and their respective directors, officers and employees, and hold them harmless from and against any cost, fine, penalty, or other expenses of any kind attributable to the failure of Qualtrics or any Qualtrics Affiliate in supplying SAP or any SAP Affiliate with inaccurate or incomplete information, in connection with the preparation of any Tax Return.
Section iii. No Indemnification for Tax Items
. Nothing in this Agreement shall be construed as a guarantee of the existence or amount of any loss, credit, carryforward, basis or other Tax Item, whether past, present or future, of SAP, any SAP Affiliate, Qualtrics or any Qualtrics Affiliate. In addition, for the avoidance of doubt, for purposes of determining any amount owed between the Parties hereto, all such determinations shall be made without regard to any financial accounting tax asset or liability or other financial accounting items.
Article VIII.
Payments
Section i. Estimated Tax Payments
. Not later than five business days prior to each Estimated Tax Installment Date with respect to a taxable period for which a Combined Return will be filed, Qualtrics shall pay to

SAP (or the applicable SAP Affiliate) on behalf of the Qualtrics Group an amount equal to the amount of any estimated Qualtrics Separate Tax Liability (as calculated pursuant to Section 3.4(b)).
Section ii. True-Up Payments
. Not later than 10 business days after receipt of any Qualtrics Separate Tax Liability computation pursuant to Section 3.4(b) of this Agreement, the Qualtrics Group shall pay to the applicable member of the SAP Group, or the SAP Group shall pay to the applicable member of the Qualtrics Group, as appropriate, an amount equal to the difference, if any, between the Qualtrics Separate Tax Liability and the aggregate amount paid by Qualtrics with respect to such period under Section 8.1 of this Agreement.
Section iii. Redetermination Amounts
. In the event of a redetermination of any Tax Item reflected on any Combined Return (other than Tax Items relating to Distribution Taxes), as a result of a refund of Taxes paid, a Final Determination or any settlement or compromise with any Taxing Authority which in any such case would affect the Qualtrics Separate Tax Liability, then within 10 calendar days of such redetermination Qualtrics shall deliver to SAP any information that would be required for SAP to recompute the Qualtrics Separate Tax Liability pursuant to Section 3.4(b) of this Agreement or amounts due pursuant to Section 4.3 of this Agreement. Within 30 calendar days of such redetermination, SAP shall prepare (or cause to be prepared) and deliver to Qualtrics a revised calculation of the Qualtrics Separate Tax Liability for the relevant taxable period reflecting such redetermination or amounts due pursuant to Section 4.3 of this Agreement. The Qualtrics Group shall pay to the applicable member of the SAP Group, or the SAP Group shall pay to the applicable member of the Qualtrics Group, as appropriate, an amount equal to the difference, if any, between the revised Qualtrics Separate Tax Liability and the Qualtrics Separate Tax Liability for such period as originally computed pursuant to this Agreement or to reflect the revisions of the amount due pursuant to Section 4.3 of this Agreement. Any amount payable under this Section 8.3 shall be payable within 15 calendar days of receipt by Qualtrics of the revised calculation of the Qualtrics Separate Tax Liability or amounts due reflecting the redetermination of the relevant Tax Item.
Section iv. Payments of Refunds, Credits and Reimbursements
. If one Party receives a refund or credit of any Tax to which the other party is entitled pursuant to Section 3.1 or 3.2 of this Agreement, the Party receiving such refund or credit shall pay to the other Party the amount of such refund or credit (less any out-of-pocket fees or expenses incurred in obtaining such refund or credit) pursuant to Section 8.5 of this Agreement. If one Party pays a Tax with respect to which the other party is liable or responsible pursuant to Sections 3.1 or 3.2 of this Agreement, then the liable or responsible Party shall pay to the other party the amount of such Tax pursuant to Section 8.5 of this Agreement.
Section v. Payments Under This Agreement

. In the event that one Party (the “Owing Party”) is required to make a payment to another Party (the “Owed Party”) pursuant to this Agreement, then such payments shall be made according to this Section 8.5.
(1)In General. All payments shall be made to the Owed Party or to the appropriate Taxing Authority as specified by the Owed Party within the time prescribed for payment in this Agreement, or if no period is prescribed, within 10 business days after delivery of written notice of payment owing together with a computation of the amounts due.
(2)Treatment of Payments.
(1)To the extent permitted by applicable law, the Parties agree for all applicable Tax purposes to treat any payments made by one Party to another Party pursuant to this Agreement as non-taxable payments (i.e., dividends, capital contributions or reimbursements of expenses), except for any indemnification payments made by Qualtrics to SAP with respect to Relevant German CFC/PFIC Taxes as required by Section 6.1 of this Agreement.
(2)Unless otherwise required by any Final Determination, the Parties agree that any payments treated as dividends or capital contributions pursuant to Section 8.5(b)(i) made after the date of any Deconsolidation Event that relate to taxable periods (or portions thereof) ending on or before the date of such Deconsolidation Event shall be treated for all Tax purposes as dividends or capital contributions, as the case may be, made immediately prior to the Deconsolidation Event.
(3)Unless otherwise required by any Final Determination, the Parties agree that any payments made by Qualtrics to SAP America pursuant to Section 4.3(a) of this Agreement (relating to Post-Deconsolidation payments in respect of Pre-IPO Equity Award Tax Attributes) shall be treated as having been distributed by Qualtrics to SAP America prior to the U.S. Federal Deconsolidation Event.
(3)Prompt Performance. All actions required to be taken (including payments) by any Party under this Agreement shall be performed within the time prescribed for performance in this Agreement, or if no period is prescribed, such actions shall be performed promptly.
(4)After Tax Amounts. If notwithstanding the manner in which payments described in Section 8.5(b) were reported, there is a Tax liability or an adjustment to a Tax liability of a Party as a result of the receipt a payment made under this Agreement then the Owing Party shall be liable for (i) the After Tax Amount with respect to such payment and (ii) interest at the rate described in Section 8.5(e) of this Agreement on the amount of such Tax from the date such Tax accrues through the date of payment of such After Tax Amount. An Owed Party making a demand for a payment pursuant to this Agreement and for a payment of an After Tax Amount with respect to such payment shall separately specify and compute such After Tax Amount.

(5)Interest. Payments pursuant to this Agreement that are not made within the period prescribed in this Agreement (the “Payment Period”) shall bear interest for the period from and including the date immediately following the last date of the Payment Period through and including the date of payment at a per annum rate equal to the prime rate as published in The Wall Street Journal on the last day of such Payment Period. Such interest will be payable at the same time as the payment to which it relates and shall be calculated on the basis of a year of 365 days and the actual number of days for which due.
(6)Post-Internal Distribution Payments. Following the date of an Internal Distribution, if SAP America would otherwise be an Owed Party with respect to any payment that the Parties agree would be treated as a dividend for applicable Tax purposes that relates to a period after the Internal Distribution, then notwithstanding anything in this Article VIII to the contrary, the applicable member of the Qualtrics Group should make such payment directly to SAP, which payment shall be treated for all applicable Tax purposes as a dividend from Qualtrics to SAP relating to a period after the Internal Distribution.
Article IX.
Tax Proceedings
Section i. In General
. Except as otherwise provided in this Agreement (including, without limitation, Section 9.3 and Section 9.4), (i) with respect to Tax Returns described in Section 2.1 of this Agreement, SAP (or such SAP Affiliate as SAP shall designate) and (ii) with respect to Tax Returns described in Section 2.2 of this Agreement (including any Tax Returns with respect to Qualtrics, LLC), Qualtrics (or such Qualtrics Affiliate as Qualtrics shall designate) (in either case, the “Controlling Party”), shall have the exclusive right, in its sole discretion, to control, contest, and represent the interests of SAP, any SAP Affiliate, Qualtrics, and/or any Qualtrics Affiliate in any Audit relating to such Tax Return and to resolve, settle or agree to any deficiency, claim or adjustment proposed, asserted or assessed in connection with or as a result of any such Audit. The Controlling Party’s rights shall extend to any matter pertaining to the management and control of an Audit, including execution of waivers, choice of forum, selection of counsel, scheduling of conferences and the resolution of any Tax Item. Any costs incurred in handling, settling, or contesting an Audit shall be borne by the Controlling Party.
Section ii. Audits with Respect to Combined Returns
. Except as otherwise provided in Section 9.4 of this Agreement (relating to Audits regarding Distribution Taxes), in the event of any Audit relating to a Combined Return for which Qualtrics could reasonably be expected to become liable for any Tax in excess of $1 million, (a) SAP shall consult with Qualtrics reasonably in advance of taking any significant action in connection with such Audit, (b) SAP shall consult with Qualtrics and offer Qualtrics a reasonable opportunity to comment before submitting any written materials prepared or furnished in connection with such Audit that relate solely to members of the Qualtrics Group, and (c) SAP shall provide Qualtrics copies of any written materials relating to such Audit received from the relevant Tax Authority (but only the portion of such written materials that relate solely to members of the Qualtrics Group).
Section iii. SAP as Non-Controlling Party
. For so long as SAP and its Affiliates own directly or indirectly, in the aggregate, more than 50% of the outstanding stock of Qualtrics (by vote or value), then with respect to any Audit for which SAP is the non-Controlling Party: (a) the Qualtrics Group shall provide SAP with a timely and reasonably detailed account of each phase of such Audit, (b) the Qualtrics Group shall consult with SAP before taking any significant action in connection with such Audit, (c) the Qualtrics Group shall consult with SAP and offer the members of the SAP Group an opportunity to comment before submitting to a Taxing Authority any written materials prepared or furnished in connection with such Audit, (d) the SAP Group shall be entitled to participate (at its own expense) in such Audit, and (e) the Qualtrics Group shall not settle such Audit without SAP’s prior written consent (which consent shall not be unreasonably withheld, delayed or conditioned).
Section iv. Control of Distribution Tax Proceedings
. In the event of a Distribution, SAP shall have the exclusive right, in its sole discretion, to control, contest, and represent the interests of SAP, any SAP Affiliate, Qualtrics, and/or any Qualtrics Affiliate in any Audits relating to Distribution Taxes and to resolve, settle or agree to any deficiency, claim or adjustment proposed, asserted or assessed in connection with or as a result of any such Audit; provided, however, that SAP shall not settle any such audit with respect to Distribution Taxes with a Taxing Authority that would reasonably be expected to result in a material Tax cost to Qualtrics or any Qualtrics Affiliate, without the prior consent of Qualtrics, which consent shall not be unreasonably withheld, conditioned or delayed. SAP’s rights shall extend to any matter pertaining to the management and control of such Audit, including execution of waivers, choice of forum, scheduling of conferences and the resolution of any Tax Item.
Section v. Notice
. Within 10 business days after a Party becomes aware of the existence of a Tax issue that may give rise to an indemnification obligation under this Agreement, such Party shall give notice to the other Party of such issue (such notice shall contain factual information, to the extent known, describing any asserted tax liability in reasonable detail), and shall promptly forward to the other Party copies of all notices and material communications with any Taxing Authority relating to such issue. The failure to provide the other Party notice as required by this Section 9.5 shall not affect the indemnification provided hereunder except, and only to the extent that, the indemnifying Party shall have been actually prejudiced as a result of such failure.
Article X.
Cooperation and Exchange of Information
Section i. Cooperation

. Qualtrics and SAP shall each consult and cooperate fully (and each shall cause its respective Affiliates to cooperate fully) with all reasonable requests from the other Party for information and materials not otherwise available to the requesting Party in connection with the preparation and filing of any Tax Return or claims for refund, or Audits with respect to any Tax Return. Such cooperation shall include, without limitation:
(1)the retention until one year after the expiration of the applicable statute of limitations (giving effect to any extension or waiver thereof), and the provision upon request, of copies of all Tax Returns, books, records (including information regarding ownership and Tax basis of property), documentation and other information relating to any Tax Return, including accompanying schedules, related work papers, and documents relating to rulings or other determinations by Taxing Authorities;
(2)the execution of any document that may be necessary or reasonably helpful in connection with any Audit, or the filing of a Tax Return or refund claim by a member of the SAP Group or the Qualtrics Group, including certification, to the best of a Party’s knowledge, of the accuracy and completeness of the information it has supplied; and
(3)the use of a Party’s commercially reasonable efforts to obtain any documentation that may be necessary or reasonably helpful in connection with any of the foregoing.
Section ii. Other Information
. Without limiting the provisions of Section 10.1, upon a Party’s (the “first Party”) reasonable request, the other Party will deliver to the first Party any information within its possession that is required by the first Party in connection with the filing of any Tax Return that it is required to file.
Article XI.
Miscellaneous Provisions
Section i. Effectiveness
. This Agreement shall become effective upon execution by the Parties hereto.
Section ii. Dispute Resolution
. In the event that SAP and Qualtrics disagree as to the amount or calculation of any payment to be made under this Agreement, or the interpretation or application of any provision under this Agreement, the Parties shall attempt in good faith to resolve such dispute. If such dispute is not resolved within 60 business days following the commencement of the dispute, SAP and Qualtrics shall jointly agree upon and retain an internationally recognized law or accounting firm, which firm is independent of both Parties (the “Independent Firm”), to resolve the dispute. The Independent Firm shall act as an arbitrator to resolve all points of disagreement and its decision shall be final and binding upon all Parties involved. Following the decision of the Independent Firm, SAP and Qualtrics shall each take or cause to be taken any action necessary to implement the decision of the Independent Firm. The fees and expenses relating to the Independent Firm shall be borne equally by SAP and Qualtrics, except that if the Independent Firm determines that the position advanced by either Party is frivolous, has not been asserted in good faith or for which there is not substantial authority, 100% of the fees and expenses of the Independent Firm shall be borne by such Party.
Section iii. Notices
. Notices, offers, requests or other communications required or permitted to be given by either Party pursuant to the terms of this Agreement shall be given in writing to the respective Parties at the following addresses:
If to SAP or any SAP Affiliate, to:
SAP SE
Dietmar-Hopp-Allee 16
Germany – 69190
Attention: Jochen Scholten
E-mail:

with a copy to:
SAP America, Inc.
3999 West Chester Pike
Newtown Square, PA 19073
Attention: Mary Beth Hanss
Email:
Shearman & Sterling LLP
1460 El Camino Real, 2nd Floor
Menlo Park, CA, 95025
Attention: Daniel Mitz and Larry Crouch
Email: Daniel.Mitz@shearman.com and LCrouch@shearman.com
If to Qualtrics or any Qualtrics Affiliate, to:
Qualtrics International Inc.
333 W River Park Dr
Provo, UT 84604
Attention: Legal Department
E-mail:
or at such other address or e-mail as the Party to whom notice is given may have previously furnished to the other in writing as provided herein. Any notice shall be sent by hand delivery, internationally recognized overnight courier or, within the United States, may also be sent via certified mail, return receipt requested and, in any event, shall be concurrently sent by e-mail. All notices shall be deemed to have been given when received, if hand delivered; when transmitted, if transmitted electronically; one working day after it is sent, if sent by internationally recognized overnight courier; and three days after it is postmarked, if mailed first class mail or certified mail, return receipt requested, with postage prepaid.
Section iv. Changes in Law
.
(1)Any reference to a provision of the Code or a law of another jurisdiction shall include a reference to any applicable successor provision or law.
(2)If, due to any change in applicable law or regulations or their interpretation by any court of law or other governing body having jurisdiction subsequent to the date of this Agreement, performance of any provision of this Agreement or any transaction contemplated thereby shall become impracticable or impossible, the Parties hereto shall use their commercially reasonable efforts to find and employ an alternative means to achieve the same or substantially the same result as that contemplated by such provision.
Section v. Confidentiality
. Each Party shall hold and cause its directors, officers, employees, advisors and consultants to hold in strict confidence, unless compelled to disclose by judicial or administrative process or, in the opinion of its counsel, by other requirements of law, all information (other than any such information relating solely to the business or affairs of such Party) concerning the other Parties hereto furnished it by such other Party or its representatives pursuant to this Agreement (except (a) as may otherwise be necessary in connection with the filing of Tax Returns or any Audit, or (b) to the extent that such information can be shown to have been (i) in the public domain through no fault of such Party or (ii) later lawfully acquired from other sources not under a duty of confidentiality by the Party to which it was furnished), and each Party shall not release or disclose such information to any other person, except its directors, officers, employees, auditors, attorneys, financial advisors, bankers and other consultants who shall be advised of and agree to be bound by the provisions of this Section 11.5. Each Party shall be deemed to have satisfied its obligation to hold confidential information concerning or supplied by the other Party if it exercises the same care as it takes to preserve confidentiality for its own similar information.
Section vi. Binding Effect; Assignment
. This Agreement shall inure to the benefit of and be binding upon the Parties and their respective legal representatives and successors. Neither Party may assign this Agreement or any rights or obligations hereunder, without the prior written consent of the other Party, and any such assignment shall be void; provided, however, either Party may assign this Agreement to a successor entity in conjunction with such Party’s reincorporation in another jurisdiction or into another business form.

Section vii. Affiliates
. SAP shall cause to be performed, and hereby guarantees the performance of, all actions, agreements and obligations set forth herein to be performed by any SAP Affiliate, and Qualtrics shall cause to be performed, and hereby guarantees the performance of, all actions, agreements and obligations set forth herein to be performed by any Qualtrics Affiliate; provided, however, that, if it is contemplated that a SAP Affiliate may cease to be a SAP Affiliate as a result of a transfer of its stock or other ownership interests to a third party in exchange for consideration in an amount approximately equal to the fair market value of the stock or other ownership interests transferred and such consideration is not distributed outside of the SAP Group to the shareholders of SAP, then (a) Qualtrics shall execute a release of such SAP Affiliate from its obligations under this Agreement effective as of such transfer; provided, that SAP shall have confirmed in writing its obligations and the obligations of its remaining SAP Affiliates with respect to their own obligations and the obligations of the departing SAP Affiliate and that such departing SAP Affiliate shall have executed a release of any rights it may have against Qualtrics or any Qualtrics Affiliate by reason of this Agreement, or (b) SAP shall acknowledge in writing no later than 30 days prior to such cessation that it shall bear 100% of the liability for the obligations of SAP and each SAP Affiliate (including the departing SAP Affiliate) under this Agreement. If at any time Qualtrics shall, directly or indirectly, obtain beneficial ownership of more than 50% of the total combined voting power of any other entity, Qualtrics shall cause such entity to become a Party to this Agreement by executing together with SAP an agreement in substantially the same form as set forth in Schedule 11.7 and such entity shall have all rights and obligations of an Qualtrics Affiliate under this Agreement.
Section viii. Authority
. Each of the Parties represents to the other that (a) it has the corporate or other requisite power and authority to execute, deliver and perform this Agreement, (b) the execution, delivery and performance of this Agreement by it have been duly authorized by all necessary corporate or other actions, (c) it has duly and validly executed and delivered this Agreement, and (d) this Agreement is a legal, valid and binding obligation, enforceable against it in accordance with its terms subject to applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting creditors’ rights generally and general equity principles.
Section ix. Entire Agreement
. This Agreement contains the entire agreement among the Parties hereto with respect to the subject matter hereof and supersedes any prior tax sharing agreements between SAP (or any SAP Affiliate) and Qualtrics (or any Qualtrics Affiliate) and such prior tax sharing agreements shall have no further force and effect. If, and to the extent, the provisions of this Agreement conflict with any agreement entered into in connection with a Distribution or another Deconsolidation Event, the provisions of this Agreement shall control. For the avoidance of doubt, in the event there is any inconsistency between the provisions of this Agreement and the provisions of the Master Transaction Agreement, the provisions of this Agreement shall govern.
Section x. Consent to Jurisdiction

. THE PARTIES IRREVOCABLY AND UNCONDITIONALLY AGREE THAT THIS AGREEMENT SHALL BE CONSTRUED IN ACCORDANCE WITH AND ALL DISPUTES, CONTROVERSIES OR CLAIMS ARISING OUT OF OR RELATING TO THE AGREEMENT OR THE BREACH, TERMINATION OR VALIDITY THEREOF SHALL BE GOVERNED BY THE LAWS OF THE STATE OF DELAWARE, EXCLUDING ANY CONFLICTS OF LAW RULES. THE PARTIES AGREE THAT JURISDICTION AND VENUE IN ANY ACTION BROUGHT BY ANY PARTY IN CONNECTION WITH THIS AGREEMENT, THE TRANSACTIONS, OR THE PERFORMANCE OF THE OBLIGATIONS IMPOSED HEREUNDER SHALL PROPERLY AND EXCLUSIVELY LIE IN ANY FEDERAL OR STATE COURT LOCATED IN THE STATE OF DELAWARE. EACH PARTY ALSO AGREES NOT TO BRING ANY ACTION (OTHER THAN APPEALS) IN CONNECTION WITH THIS AGREEMENT, THE TRANSACTIONS, OR THE PERFORMANCE OF THE OBLIGATIONS IMPOSED HEREUNDER IN ANY OTHER COURT. BY EXECUTION AND DELIVERY OF THIS AGREEMENT, EACH PARTY IRREVOCABLY SUBMITS TO THE JURISDICTION OF SUCH COURTS FOR ITSELF AND IN RESPECT OF ITS PROPERTY WITH RESPECT TO ANY SUCH ACTION. THE PARTIES IRREVOCABLY AGREE THAT VENUE WOULD BE PROPER IN SUCH COURT, AND HEREBY WAIVE ANY OBJECTION THAT ANY SUCH COURT IS AN IMPROPER OR INCONVENIENT FORUM FOR THE RESOLUTION OF SUCH ACTION. THE PARTIES FURTHER AGREE THAT THE MAILING BY CERTIFIED OR REGISTERED MAIL, RETURN RECEIPT REQUESTED, OF ANY PROCESS REQUIRED BY ANY SUCH COURT SHALL CONSTITUTE VALID AND LAWFUL SERVICE OF PROCESS AGAINST THEM, WITHOUT NECESSITY FOR SERVICE BY ANY OTHER MEANS PROVIDED BY STATUTE OR RULE OF COURT.
Section xi. Counterparts
. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same Agreement.
Section xii. Severability
. If any term, provision, covenant, or restriction of this Agreement is held by a court of competent jurisdiction (or an arbitrator or arbitration panel) to be invalid, void, or unenforceable, the remainder of the terms, provisions, covenants, and restrictions set forth herein shall remain in full force and effect, and shall in no way be affected, impaired, or invalidated. In the event that any such term, provision, covenant or restriction is held to be invalid, void or unenforceable, the Parties hereto shall use their best efforts to find and employ an alternate means to achieve the same or substantially the same result as that contemplated by such terms, provisions, covenant, or restriction.
Section xiii. Third Party Beneficiaries

. This Agreement is solely for the benefit of the Parties. This Agreement should not be deemed to confer upon third parties any remedy, claim, liability, reimbursement, cause of action or other rights in excess of those existing without this Agreement.
Section xiv. Failure or Indulgence not Waiver
. No failure or delay on the part of a Party in exercising any power or right hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such right or power, preclude any other or further exercise thereof or the exercise of any other right or power. No modification or waiver of any provision of this Agreement nor consent to any departure by the Parties therefrom shall in any event be effective unless the same shall be in writing, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given.
Section xv. Setoff
. All payments to be made by any Party under this Agreement may be netted against payments due to such Party under this Agreement, but otherwise shall be made without setoff, counterclaim or withholding, all of which are hereby expressly waived.
Section xvi. Other Remedies
. Qualtrics recognizes that any failure by it or any Qualtrics Affiliate to comply with its obligations under Article V of this Agreement could, in the event of a Distribution, result in Distribution Taxes that would cause irreparable harm to SAP, SAP Affiliates, and their stockholders. Accordingly, SAP shall be entitled to seek an injunction or injunctions to prevent breaches of Article V of this Agreement and to enforce specifically the terms and provisions of Article V of this Agreement, this being in addition to any other remedy to which SAP is entitled at law or in equity.
Section xvii. Amendment and Modification
. This Agreement may be amended, modified or supplemented only by a written agreement signed by all of the Parties hereto.
Section xviii. Waiver of Jury Trial
. EACH OF THE PARTIES ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY THAT MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH OF THE PARTIES HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT. EACH OF THE PARTIES CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE, AGENT OR ATTORNEY OF THE OTHER COMPANY HAS

REPRESENTED, EXPRESSLY OR OTHERWISE, THAT THE OTHER PARTY WOULD NOT, IN THE EVENT OF ANY LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (B) EACH OF THE PARTIES UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (C) EACH OF THE PARTIES MAKES THIS WAIVER VOLUNTARILY AND (D) EACH OF THE PARTIES HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 11.18.
Section xix. Interpretation
. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include,” “includes” or “including” are used in this Agreement they shall be deemed to be followed by the words “without limitation.” The words “hereof,” “herein” and “herewith” and words of similar import shall, unless otherwise stated, be construed to refer to this Agreement as a whole and not to any particular provision of this Agreement, and article, section, paragraph, exhibit and schedule references are to the articles, sections, paragraphs, exhibits and schedules of this Agreement unless otherwise specified. The meaning assigned to each term defined herein shall be equally applicable to both the singular and the plural forms of such term, and words denoting any gender shall include all genders. Where a word or phrase is defined herein, each of its other grammatical forms shall have a corresponding meaning. The Parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties, and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any provisions of this Agreement.

[Signature Page Follows]

IN WITNESS WHEREOF, each of the Parties hereto has caused this Agreement to be executed by a duly authorized officer as of the date first written above.

SAP SE
On behalf of itself and each SAP Affiliate that is not a member of the SAP America Group

By: /s/ Luka Mucic
Name: Luka Mucic
Title: Chief Financial Officer

By: /s/ Jochen Scholten
Name: Jochen Scholten
Title: General Counsel

SAP AMERICA, INC.
On behalf of itself and each other SAP Affiliate that is a member of the SAP America Group

By:     /s/ Mary Beth Hanss
Name: Mary Beth Hanss
Title: General Counsel

QUALTRICS INTERNATIONAL INC.
on behalf of itself and each Qualtrics Affiliate

By: /s/ Chris Beckstead
Name: Chris Beckstead
Title: President

[Signature Page to Tax Sharing Agreement]

Schedule 11.7
[Omitted pursuant to Item 601(a)(5) of Regulation S-K]